UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

LIGHTLAKE THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, 9th Floor, New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 829-5546

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events.

On December 15, 2015, Lightlake Therapeutics Inc. (“Lightlake”) issued a press release announcing that it has received a Two Million Dollar ($2,000,000) milestone payment from Adapt Pharma Limited (“Adapt”). This milestone payment was triggered by the U.S. Food and Drug Administration (“FDA”) approval of NARCAN® (naloxone hydrochloride) Nasal Spray for the emergency treatment of known or suspected opioid overdose, to be marketed by Adapt, Lightlake’s commercial partner. The FDA approved NARCAN® Nasal Spray on November 18, 2015.

Lightlake also expects to receive a Two Million Five Hundred Thousand Dollar ($2,500,000) milestone payment from Adapt after the prospective first commercial sale of NARCAN® nasal spray in the United States.

In December 2014, Lightlake announced a licensing deal with Adapt. As per the terms of the deal, in exchange for licensing its opioid overdose reversal treatment, Lightlake could receive potential development and sales milestone payments of more than $55 million, plus up to double-digit percentage royalties on net sales.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Lightlake Therapeutics Inc. Receives Milestone Payment for U.S. Food and Drug Administration approval of NARCAN® (Naloxone Hydrochloride) Nasal Spray

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2015

LIGHTLAKE THERAPEUTICS INC.

By:	/s/ Dr. Roger Crystal
Dr. Roger Crystal
Chief Executive Officer and President